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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161948

Subject to completion, dated February 28, 2012

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary prospectus supplement
(To prospectus dated September 16, 2009)

8,500,000 shares

VIVUS, Inc.

Common stock

We are offering an aggregate of 8,500,000 shares of our common stock, par value $0.001 per share.

Our common stock is listed on The NASDAQ Global Select Market under the symbol "VVUS." On February 27, 2012, the last reported sales price of our common stock on The NASDAQ Global Select Market was $23.78 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the headings "Risk Factors" on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus.

		Per share		Total

Public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to us	$		$

We have granted the underwriters the right to purchase up to 1,275,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares against payment on or about March , 2012.

Sole book-running manager

J.P. Morgan

February     , 2012.

Prospectus supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled "Information incorporated by reference" and "Where you can find more information."

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 16, 2009 (which we amended on February 28, 2012), including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the SEC may automatically update and supersede this information.

This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references in this prospectus supplement and the accompanying prospectus to "VIVUS," "the Company," "we," "us," "our" or similar references refer to VIVUS, Inc., and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS® and Qnexa®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder.

S-ii

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement.

Company overview

VIVUS, Inc. is a biopharmaceutical company, incorporated in 1991 as a California corporation and reincorporated in 1996 as a Delaware corporation, dedicated to the development and commercialization of therapeutic drugs for large underserved markets, including obesity and related morbidities, such as sleep apnea and diabetes, and men's sexual health.

Our lead product in clinical development, Qnexa®, is a proprietary once-a-day oral controlled release formulation of low dose phentermine and topiramate. Qnexa has completed phase 3 clinical trials for the treatment of obesity. We filed a new drug application, or NDA, for Qnexa with the United States Food and Drug Administration, or FDA, in December 2009 and received a Complete Response Letter in October 2010. In December 2010, we filed a European Marketing Authorization Application for Qnexa. On February 22, 2012, the FDA held a meeting of the Endocrinology and Metabolic Drugs Advisory Committee, or the Advisory Committee, to discuss the safety and efficacy of Qnexa as an adjunct to diet and exercise for weight management in patients with a BMI ≥ 30 kg/m2 or a BMI ≥ 27 kg/m2, if accompanied by weight-related co-morbidities. The FDA requested the Advisory Committee to vote on whether, after considering all the available data included in the NDA and the discussions held at the meeting on February 22, 2012, the overall benefit-risk assessment of Qnexa supports its approval for the treatment of obesity in individuals with a BMI ≥ 30 kg/m2 or a BMI ≥ 27 kg/m2 with weight related co-morbidities. The Advisory Committee voted 20 to 2 to recommend approval. The FDA is not bound by the recommendations of its advisory committees, but will consider their guidance during the review of the NDA. The Prescription Drug User Fee Act, or PDUFA, target date for Qnexa is April 17, 2012. On February 27, 2012, our chief executive officer in a televised interview on CNBC stated his personal belief that Qnexa will be approved by the FDA on or near the PDUFA target date. This statement is a forward looking statement. There is no assurance that we will receive FDA approval for Qnexa on the PDUFA target date or ever. The FDA may decide not to approve Qnexa, may issue another Complete Response Letter, may extend the PDUFA target date or may take various other actions. If Qnexa is not approved for commercial sale or if its development is delayed for any reason, our full investment in Qnexa may be at risk and we may be forced to write-off existing inventory, face significant costs to dispose of unusable inventory, and our business and financial condition could be materially adversely affected.

 The offering

Common stock we are offering	8,500,000 shares
Common stock to be outstanding after this offering	97,474,979 shares
Use of proceeds
We intend to use the net proceeds from this offering (i) to fund the creation of the infrastructure including the hiring of a field sales force and the development and production of promotional materials necessary to commercialize Qnexa in the United States, if approved, for the treatment of obesity; (ii) to cover expenses in connection with pursuing non-U.S. marketing approvals for Qnexa and avanafil; (iii) to fund new clinical trials for Qnexa and other product candidates; (iv) to finance our marketing and awareness efforts for Qnexa; (v) to fund the ongoing hiring of additional sales and marketing, regulatory, medical affairs and research and development and other personnel to support Qnexa and our other product candidates; (vi) to fund additional investment in information technology infrastructure and product support systems; (vii) for third-party contract supply costs; (viii) to fund the cost of any post-approval Qnexa requirements, including the cost to complete a cardiovascular outcomes study and any additional studies required for Qnexa; and (ix) for general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire strategic assets, although we currently have no agreements or commitments in this regard. See "Use of Proceeds" on page S-6.
Risk factors	See "Risk Factors" beginning on page S-3 for a discussion of factors you should consider before buying shares of our common stock.
NASDAQ Global Select Market symbol	VVUS

The number of shares of our common stock to be outstanding immediately after this offering is based on 88,974,979 shares outstanding as of December 31, 2011 and excludes:

•
6,120,210 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2011, having a weighted-average exercise price of approximately $5.38 per share; and

•
an aggregate of 7,373,031 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan and 636,745 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

Risk factors

Investing in our common stock involves significant risks. You should review carefully the risks and uncertainties described below and under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement, as well as other information we have provided or incorporated by reference in the accompanying prospectus, before deciding to invest in shares of our common stock. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our common stock.

Risks related to this offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Assuming we sell 8,500,000 shares of common stock in this offering at an assumed public offering price of $23.78 per share (the closing price of our common stock on the NASDAQ Global Select Market on February 27, 2012), and after deducting the estimated underwriting discount and offering expenses payable by us, you will suffer immediate and substantial dilution of $20.37 per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We will have broad discretion in the application of the net proceeds from this offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return for our stockholders. Because the number and variability of factors that determine our use of the proceeds from this offering, our actual uses of the proceeds of this offering may vary substantially from our current planned uses. Our failure to apply the proceeds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

A substantial number of shares of our outstanding common stock may be sold in this offering, which could cause the price of our common stock to decline.

In this offering, assuming the underwriter's option to purchase up to 1,275,000 additional shares from us is exercised in full, we will sell 9,775,000 shares, or approximately 11% of our outstanding common stock as of February 24, 2012. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Forward-looking statements

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "might," "predict," "should," "will" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation statements relating to:

•
the development of our investigational drug candidates;

•
the success and timing of our preclinical and clinical trials, retrospective studies and the commencement of future clinical trials;

•
the results and timing of any regulatory approvals;

•
the establishment and development of collaborative partnerships;

•
our ability to identify new potential product candidates;

•
our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates;

•
our ability to build our commercial infrastructure;

•
our ability to achieve commercial acceptance of our investigational drug candidates if approved for commercial sale;

•
our ability to scale-up our manufacturing capabilities and facilities;

•
the use of proceeds from any offering;

•
our projected financial and operating results;

•
our projected capital expenditures; and

•
our liquidity.

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading "Risk Factors" in this prospectus supplement, the accompanying prospectus, in the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.

Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the accompanying prospectus or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors discussed herein or incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering.

Use of proceeds

We estimate that the net proceeds from the sale of the 8,500,000 shares of common stock that we are offering will be approximately $191.6 million, or approximately $220.4 million if the underwriters exercise in full their option to purchase 1,275,000 additional shares of common stock, based on the assumed public offering price of $23.78 per share (the closing price of our common stock on the NASDAQ Global Select Market on February 27, 2012) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $23.78 per share would increase (decrease) the net proceeds to us from this offering by approximately $8.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $22.6 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital.

We intend to use the net proceeds from this offering (i) to fund the creation of the infrastructure including the hiring of a field sales force and the development and production of promotional materials necessary to commercialize Qnexa in the United States, if approved, for the treatment of obesity; (ii) to cover expenses in connection with pursuing non-U.S. marketing approvals for Qnexa and avanafil; (iii) to fund new clinical trials for Qnexa and other product candidates; (iv) to finance our marketing and awareness efforts for Qnexa; (v) to fund the ongoing hiring of additional sales and marketing, regulatory, medical affairs and research and development and other personnel to support Qnexa and our other product candidates; (vi) to fund additional investment in information technology infrastructure and product support systems; (vii) for third-party contract supply costs; (viii) to fund the cost of any post-approval Qnexa requirements, including the cost to complete a cardiovascular outcomes study and any additional studies required for Qnexa; and (ix) for general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire strategic assets, although we currently have no agreements or commitments in this regard. We have not determined the amount of net proceeds from sales of our securities pursuant to this prospectus and any prospectus supplement that we will use for each of these purposes.

The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

 Price range of our common stock

Our common stock trades publicly on the NASDAQ Global Select Market under the symbol "VVUS." The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our common stock as reported by the NASDAQ Global Select Market.

	High	Low

Year Ended December 31, 2012
Quarter ended March 31, 2012 (through February 27, 2012)	$25.14	$9.76
Year Ended December 31, 2011
Quarter ended March 31, 2011	$11.48	$6.00
Quarter ended June 30, 2011	$9.07	$6.20
Quarter ended September 30, 2011	$9.62	$6.13
Quarter ended December 31, 2011	$10.80	$7.47
Year Ended December 31, 2010
Quarter ended March 31, 2010	$10.54	$8.24
Quarter ended June 30, 2010	$13.20	$8.71
Quarter ended September 30, 2010	$12.44	$4.96
Quarter ended December 31, 2010	$9.78	$5.94

Dividend policy

We have not paid any dividends since our inception and we do not intend to declare or pay any dividends on our common stock in the foreseeable future. Declaration or payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

 Dilution

Our net tangible book value as of December 31, 2011 was approximately $141.1 million, or $1.59 per share, based on 88,974,979 shares of our common stock outstanding. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

Assuming we sell 8,500,000 shares of our common stock in this offering at an assumed public offering price of $23.78 per share (the closing price of our common stock on the NASDAQ Global Select Market on February 27, 2012), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2011 would have been approximately $332.7 million, or $3.41 per share. This represents an immediate increase in net tangible book value of $1.82 per share to existing stockholders and immediate dilution in net tangible book value of $20.37 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$23.78
Net tangible book value per share as of December 31, 2011	$1.59
Increase per share attributable to new investors	$1.82
As adjusted net tangible book value per share as of December 31, 2011 after giving effect to this offering		$3.41
Dilution per share to new investors		$20.37

Each $1.00 increase (decrease) in the assumed public offering price of $23.78 per share would increase (decrease) our as adjusted net tangible book value after this offering by approximately $8.1 million, or approximately $0.09 per share, and the dilution per share to new investors by approximately $0.91 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us would increase our as adjusted net tangible book value after this offering by approximately $22.6 million, or $0.20 per share, and the dilution per share to new investors would be $3.61 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our as adjusted net tangible book value after this offering by approximately $22.6 million, or $3.21 per share, and the dilution per share to new investors would be $0.20 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase 1,275,000 additional shares of common stock at the assumed offering price of $23.78 per share, the as adjusted net tangible book value after this offering would be $3.66 per share, representing an increase in net tangible book value of $2.08 per share to existing stockholders and immediate dilution in net tangible book value of $20.12 per share to new investors purchasing our common stock in this offering at the assumed public offering price.

The above discussion and table are based on 88,974,979 shares outstanding as of December 31, 2011 and exclude:

•
6,120,210 shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2011, having a weighted-average exercise price of approximately $5.38 per share; and

•
an aggregate of 7,373,031 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan and 636,745 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

United States federal income and estate tax consequences to non-U.S. holders of common stock

The following is a summary of U.S. federal income tax consequences related to the purchase, ownership and disposition of our common stock issued pursuant to this offering to non-U.S. holders. The following does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address any tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under any U.S. federal tax laws other than U.S. federal income and estate tax laws (such as gift tax laws). In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•
banks, insurance companies or other financial institutions;

•
persons subject to the alternative minimum tax;

•
tax-exempt organizations;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

•
former citizens or long-term residents of the United States;

•
persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction or integrated transaction;

•
partnerships or other pass through entities (or investors in such entities);

•
persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

•
persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships considering an investment in our common stock, and partners in such partnerships, should consult their own tax advisors.

You are urged to consult your own tax advisor with respect to the application of the United States federal income and estate tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under any other United States federal tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, except as modified for estate tax purposes, you are a non-U.S. holder if you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•
an individual who is a citizen or resident of the United States;

•
a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions on our common stock

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a return of capital and will reduce your adjusted basis in our common stock (determined on a share by share basis), but not below zero. Any excess will be treated as capital gain from the sale of stock, subject to the tax treatment described below in "—Disposition of Common Stock."

Any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must timely provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business generally are exempt from such withholding tax. In order to obtain this exemption, you must timely provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally subject to U.S. federal income tax on a net income basis at the same graduated rates applicable to U.S. persons, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, any effectively earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of

30% or such lower rate as may be specified by an applicable income tax treaty. You should consult any applicable income tax or other treaties that may provide for different rules.

Disposition of common stock

You generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes, a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock (the "applicable period").

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we are not currently or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of our common stock at any time during the applicable period.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (unless an applicable income tax treaty provides otherwise), and corporate non-U.S. holders described in the first bullet above may be subject to a branch profits tax on any effectively connected earnings and profits (subject to adjustments) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat tax of 30% (or a lower applicable treaty rate) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States). If you are a non-U.S. holder described in the third bullet point above, any gain generally will be taxed in the same manner as the gain described in the first bullet point above, except that the branch profits tax will not apply. You should consult any applicable income tax or other treaties that may provide for different rules.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds of the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% (and scheduled to increase to 31% in 2013) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign account tax compliance act

On February 8, 2012, the United States Treasury Department issued proposed regulations relating to the Foreign Account Tax Compliance Act or "FATCA," which was enacted in March of 2010. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under the proposed regulations, withholding is required (i) with respect to dividends on our common stock beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of our common stock that occurs on or after January 1, 2015.

Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be subject to FATCA withholding and, even if an exception or reduction continues to apply, will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

U.S. federal estate tax

Common stock held (or treated as held) by an individual who is not a citizen or resident of the United States (as specifically determined for estate tax purposes) at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The preceding discussion of United States federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state, local and non-U.S. income, estate and other tax consequences of purchasing, owning and disposing of our common stock, including the consequences of any possible change in applicable laws.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

J.P. Morgan Securities LLC

Total	8,500,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,275,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $              per share. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per share	$	$
Total	$	$

The underwriters have agreed to reimburse us for certain of our expenses, which may include legal and other advisors' fees, up to a maximum of approximately $             . We estimate that our total unreimbursed expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $398,000.

We have agreed, for a period of 48 days after the date of this prospectus supplement, not to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, other than (a) the shares of common stock to be sold in this offering, (b) any grants of stock options pursuant to existing stock option plans and shares of common stock issued upon exercise of options granted under our stock option plans or employee stock purchase plans and (c) shares sold to third party collaborators in an amount not to exceed 5% of our common stock so long as such third party agrees to enter into a lock-up agreement as described below with respect to such shares.

Our directors and executive officers have not entered into lock-up agreements with the underwriters and therefore will not be restricted in their ability to sell, or otherwise transfer or dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other agreement that transfers our common stock following this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, as amended, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus

Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

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in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Various legal matters related to the offering will be passed upon for us by Hogan Lovells US, LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, on September 16, 2009 (which we amended on February 28, 2012), and they do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We maintain a website at http://www.vivus.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

Information incorporated by reference

The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

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our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012;

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our Current Reports on Form 8-K filed with the SEC on January 27, 2012 and February 16, 2012 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, and the description of the related stock purchase rights in our Registration Statement on Form 8-A filed with the SEC on March 28, 2007, including any amendments or reports filed for the purpose of updating such descriptions.

Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

Prospectus

VIVUS, Inc.

Common stock

From time to time, we may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

We may offer and sell shares of common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales by us will be set forth in the applicable prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the trading symbol "VVUS." On September 15, 2009, the last reported sale price of our common stock was $11.23 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2009

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the "shelf" registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock we may sell pursuant to the registration statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses that we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, in any applicable prospectus supplement or in any related free writing prospectus, is accurate as of any date other than its date regardless of the time of delivery of the prospectus, prospectus supplement or related free writing prospectus, or any sale of the common stock. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS®, Qnexa™, Luramist™, Evamist™, MDTS® and MUSE®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompany prospectus belongs to its holder.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," before deciding whether to invest in any of the common stock being offered.

References in this prospectus to "VIVUS," "we," "us" and "our" refer to VIVUS, Inc., a Delaware corporation. Our principal executive offices are located at 1172 Castro Street, Mountain View, California and our telephone number is (650) 934-5200. Our web site address is www.vivus.com. The information contained in, or that can be accessed through, our web site is not part of, and is not incorporated by reference in, this prospectus.

 Risk factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors identified in any applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as in our most recent annual and quarterly filings with the SEC, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

Forward-looking statements

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

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the development of our product candidates;

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the success and timing of our preclinical studies and clinical trials, and the commencement of future clinical trials;

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the submission and timing of applications for regulatory approvals;

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the establishment and development of collaborative partnerships;

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our ability to identify new potential product candidates;

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our ability to demonstrate through clinical testing the safety and effectiveness of our clinical investigational drug candidates;

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our ability to build our commercial infrastructure;

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our ability to achieve commercial acceptance of our product candidates if approved for commercial sale;

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our ability to scale-up our manufacturing capabilities and facilities;

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the use of proceeds from any offering;

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our projected financial and operating results;

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our projected capital expenditures; and

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our liquidity.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading "Risk Factors" contained in the applicable prospectus supplement, in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons that actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of proceeds

Except as described in any prospectus supplement or in any related free writing prospectus that we have authorized for use in connection with a specific offering, we anticipate using the net proceeds to us from the sale of our common stock to fund our research and development efforts, including manufacturing activities and clinical trials for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. Although we currently have no commitments or agreements to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, our management will have broad discretion as to the allocation of the net proceeds received in any offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

Description of common stock

Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.001 par value. As of September 11, 2009, there were 70,124,078 shares of common stock issued and outstanding. We may issue shares of our common stock from time to time in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, including the offering price, the net proceeds to us, and other offering material relating to such offering.

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Common stock holders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stock holders. We have never paid a dividend and we do not anticipate paying a dividend in the foreseeable future. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

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by persons who are directors and also officers, and

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by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

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at or subsequent to such time, the business combination is approved by the board of directors and is authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 2 N. LaSalle Street, Chicago, Illinois 60602.

NASDAQ Global Market listing

Our common stock is listed on The NASDAQ Global Market under the symbol "VVUS."

Validity of common stock

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati, Professional Corporation, also serves as our General Counsel.

Experts

The financial statements and management's assessment of the effectiveness of our internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the sale of all the securities covered by this prospectus and any accompanying prospectus supplement:

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our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 12, 2011;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2011;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 6, 2011, August 4, 2011 and November 8, 2011, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 26, 2011, June 20, 2011, July 29, 2011, August 23, 2011, August 31, 2011, January 27, 2012 and February 16, 2012 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, and the description of associated preferred stock purchase rights in our Registration Statement on Form 8-A filed with the SEC on March 28, 2007, including any amendments or reports filed for the purpose of updating each of such descriptions.

Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

8,500,000 shares

VIVUS, Inc.

Common stock

Prospectus Supplement

Sole book-running manager

J.P. Morgan

February     , 2012